Exhibit 10(bb)-6

AMENDMENT NO. 5

TO

PPL CORPORATION

INCENTIVE COMPENSATION PLAN

WHEREAS, PPL Corporation, (“PPL”) has adopted the PPL Corporation Incentive Compensation Plan (“Plan”), effective January 1, 1987; and
WHEREAS, the Plan was amended and restated effective January 1, 2003; and subsequently amended by Amendment No. 1, 2, 3 and 4; and
WHEREAS, PPL desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.  Effective January 1, 2009, Sections 7 and 10 are amended to read as follows:

SECTION 7.  RESTRICTED STOCK.

C.  Forfeiture or Payout of Award.

(e) Conversions between Restricted Stock and Restricted Stock Units.  The Committee has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period, but a conversion of Restricted Stock into Restricted Stock Units shall not be implemented less than 12 months prior to the end of the applicable Restriction Period, and the new Restriction Period shall lapse at least 5 years after the end of the old Restriction Period.  Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.
In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, the Committee may choose in its sole discretion to provide the Participant (or the Participant's Beneficiary) with the entire Award rather than the prorated portion thereof.
Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in paragraph (c) violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.
Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.

SECTION 10.  MISCELLANEOUS PROVISIONS.

G.  Changes in Capital Structure.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock (provided that any such event qualifies as a “corporate transaction” as defined in Treasury Regulation 1.424-1(a)(3)), appropriate adjustments shall be made (in accordance with Treasury Regulation 1.409A-1(b)(5)(v)(D)) in the shares of Restricted Stock or Restricted Stock Units and Dividend Equivalents, if any, theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan.  Such adjustments shall be conclusive and binding for all purposes.  Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

II.  Except as provided for in this Amendment No. 5, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 5 is executed this         day of                           , 2008.

PPL SERVICES CORPORATION	PPL CORPORATION
By: ______________________________ Paul Farr Executive Vice President and Chief Financial Officer	By: ______________________________ Paul Farr Executive Vice President and Chief Financial Officer